EXHIBIT 99.3

                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


     Presented for your review is the 1998 Second Quarter Report for the Potomac Hotel Limited Partnership. A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. The Partnership's Supplementary Unaudited Information which contains amounts paid to the General Partner and Marriott International, Inc. and their respective affiliates is reported on the final page of this report. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

     As previously reported, Host Marriott Corporation ("Host Marriott"), the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating Partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Potomac Hotel Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC") on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

     In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the Form S-4. The estimated exchange value is $5,040 per Partnership unit (the "Estimated Exchange Value"). The Estimated Exchange Value is subject to adjustment to reflect various closing and other adjustments and the final valuation information will be set forth in the final Form S-4 you will receive later this year through a consent solicitation.

     The Estimated Exchange Value is being provided to you at this time for information purposes only. We have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the Estimated Exchange Value. The final valuation likely will differ from the Estimated Exchange Value set forth above and such difference may be material. The consent solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final valuation for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used.

     The solicitation period is expected to commence in late September 1998, and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please notify the General Partner in writing of any address changes in order to facilitate the prompt delivery of the consent solicitation documents to you.

Secondary Market Activity

     There has been an increase in the number of third party solicitations for this Partnership's limited partner units. Although we are not in a position to advise you as to whether you should accept such offers, limited partners should be aware that the General Partner will restrict the assignment of partnership interests in order to ensure that the Partnership will be able to qualify for at least one of the "safe harbors" which govern the circumstances under which a limited partnership will cease to be treated as a partnership and will instead be treated as a corporation for tax purposes. If Partnership sales activity for 1998 brings the Partnership to the safe harbor limit for 1998, the General Partner will be unable to allow additional unit sales in 1998. You should check with the General Partner before signing any sale document to determine if your transfer can be accepted.

     In addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the substantial amount of tax losses allocated to the limited partners in the earlier years of the Partnership, there may be significant negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for necessary documents.
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                           SUPPLEMENTARY INFORMATION
                       Potomac Hotel Limited Partnership

    Amounts Paid to the General Partner and Marriott International, Inc. and
      Affiliates For the Twenty-Four Weeks Ended June 19, 1998 (in thousands)

General Partner and Affiliates

  Interest and principal paid on Bank Guaranty loan..................$     2,212
  Interest and principal paid on FF&E loans..........................      1,696
  Interest and principal paid on Raleigh acquisition loan............      1,465
  Interest and principal paid on Tampa acquisition loan..............      1,425
  Administrative expenses reimbursed.................................        132

                                                                     $     6,930

  Marriott International, Inc. and Affiliates:

  Chain Services and Marriott Rewards Program costs reimbursed.......$     3,716
  Base management fees paid..........................................      1,733
  Deferred base management fees paid.................................      1,545
  Incentive management fees paid.....................................        715
  Interest and principal paid on FF&E loan...........................         41

                                                                    $      7,750